Exhibit 99.1

LETTER TO OUR SHAREHOLDERS

At the end of February, we held our 2019 fourth quarter earnings conference call.    There, I referenced our banner year, in which we achieved record earnings and growth. I was particularly proud of our team’s successful execution of several strategic projects during last year, as well as the opportunities they have identified and cultivated for the future.

While not so long ago, I now look at that February 27th date as a reference point, just after which each of our daily lives changed dramatically due to the COVID-19 virus. Even then, though, we were tracking the virus in China and starting to activate our planning by cancelling large company gatherings and mobilizing our pandemic preparedness resources. I want to update you on the positive progress we are making.

From the beginning, all of our efforts related to COVID-19 have been aimed at two fundamental objectives:

•	First, do everything we can to keep our people, our customers and our communities as safe as possible.

•	Second, do everything we can to ensure the continuity of our business so that we can provide uninterrupted natural gas, propane and electric services upon which our customers and communities rely.

To date, we have accomplished both objectives.

Chesapeake Utilities is an essential business delivering much needed energy services in each of our operating states. Currently, four of the states where we have significant operations (Delaware, Ohio, Pennsylvania and Maryland) have issued “essential services” only orders. For its part, Florida (where we also operate) has not yet issued a similar order, but many individual counties and cities within Florida are issuing their own orders. Each of these states and localities have expressly designated each of our operating businesses as essential services authorized to remain open to continue providing uninterrupted delivery of energy to our customers and communities.    Our governmental affairs team are directly engaged with federal, state and local elected representatives and officials to ensure we can continue to provide these essential services in all of our service territories.

As we provide uninterrupted service to our communities (natural gas, propane and electricity), the Board and Management team are all focused on the safety of our employees, their families and our customers.    With that in mind, we set into motion numerous actions, including, but certainly not limited to, those listed below:

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We have a Pandemic Response Plan that dates back to 2007. As soon as there were indications that the virus was spreading from China to other countries, we updated the Plan. We are continuing to modify and adapt given the fluid situation.

•	We quickly cancelled travel plans, stopped movement between offices, postponed meetings and events, and instituted the new national practice of “social distancing”.

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As I write this letter, our Chesapeake employees have been spared direct contact with the COVID-19 virus. We have asked employees to self-monitor their personal heath and stay in close touch with their supervisors and HR representatives. Our advice is grounded on guidance provided by our national and state officials on good preventive measures.

•	We tested our remote VPN capabilities and expanded that capacity to now allow our administrative staff and others to work remotely.

•	We temporarily suspended walk-in customer access to our natural gas, propane and electric offices, and reminded customers of our on-line and direct mail payment options.

•	We established critical teams and task forces to guide us through key aspects of this pandemic – Health, Human Resources, Communications, Governmental, Charitable Giving, etc.

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We hold weekly calls with all employees, executive leadership calls daily, and calls with our entire officer team every other day. We have set up new communications channels for our employees and provided security as to job and pay. We know these are very trying times for many families. Our employees will continue to be the driving force of the Company’s continued success post-COVID-19.

•	Our field operations teams continue to perform their essential services and work on our pipeline expansions. We’ve given each employee training on social distancing and health protection measures.

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Currently, from a corporate performance perspective, we are on solid financial footing with adequate liquidity. Our announced dividend will be paid April 6th and we will continue to pay dividends driven by earnings. We have successfully integrated our recent Boulden acquisition, and continue to prepare for the completion and integration of the announced Elkton Gas acquisition.

We are fortunate to have a strong and diverse business platform that has provided reliable and uninterrupted energy delivery to our customers for over 160 years. That long-term growth and stability gives me confidence that we can accomplish our day to day activities, including business development initiatives, albeit a bit more challenging than before COVID-19.

I can assure you that our recognized commitment to our employees, customers, partners, communities and investors - all stakeholders that we serve - has not changed. As we look to the future each day, just like we did on February 27th, we remain confident in our strategic plan, our well established financial capabilities, and the guidance provided for capital investment opportunities and earnings growth through 2022.

Thank you for your investment and confidence in us. We will continue to provide updates as the situation evolves further and look forward to seeing you soon.

Stay safe!!

Jeff Householder, President and Chief Executive Officer